Exhibit 10.1

TRANSITION, SEPARATION AND RELEASE AGREEMENT

This Transition, Separation and Release Agreement (this “Agreement”), delivered on June 27, 2024 (the “Offer Date”), confirms the following understandings and agreements between AdaptHealth Corp. (the “Company”), and Joshua Parnes (hereinafter referred to as “you” or “your”).

WHEREAS, following discussions initiated by the Chief Executive Officer and members of the Company’s board of directors (the “Board”), the parties have mutually agreed that you will resign from all positions that you hold with the Company and its direct and indirect parent(s), subsidiaries and affiliates (collectively with the Company, the “Company Group”), effective as of the close of business on August 31, 2024 or such earlier date as may be determined by you in your sole discretion (the “Transition Date”), except that you shall continue to serve as a member of the Board until December 31, 2024 (the “ Separation Date”); and

WHEREAS, the parties agree that the circumstances of your termination of employment with the Company will be deemed a termination by the Company without “Cause” for purposes of your Employment Agreement with the Company, dated March 20, 2019 (the “Employment Agreement”) and any outstanding equity awards granted pursuant to the AdaptHealth Corp. Second Amended and Restated 2019 Stock Incentive Plan or any predecessor thereof (the “Plan”).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, you and the Company hereby agree as follows:

1.             Opportunity for Review; Acceptance.

(a)           You have until July 18, 2024 (the “Review Period”), to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to Jonathan Bush, General Counsel (the “Company Representative”) by email at jonathan.bush@adapthealth.com. You acknowledge that, to the extent that there are changes made to the terms of this Agreement, whether they are material or immaterial, the Review Period is not recommenced.

(b)           Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of your execution of this Agreement (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the Company Representative, in writing, as specified above. To be effective, such revocation must be received by the Company Representative no later than 5:00 p.m. Eastern Time on the seventh (7th) calendar day following your execution of this Agreement. Provided that this Agreement is executed during the Review Period and you do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company Representative shall be its effective date (the “Effective Date”). If you fail to execute and deliver this Agreement prior to the expiration of the Review Period, you revoke this Agreement during the Revocation Period, you fail to timely execute and deliver the Reaffirmation, or you revoke the Reaffirmation prior to the seventh (7th) calendar day following its execution, this Agreement will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations hereunder, provided, that, for the avoidance of doubt, the Restrictive Covenants (as defined below) to which you are bound will continue to remain in full force and effect.

2.             Employment Status; Board Service Period and Compensation; Accrued Benefits; Separation Benefits.

(a)           Employment Status. Effective as of the closing of business on the Transition Date, you will be deemed to have resigned from all positions that you hold with the Company Group (including, without limitation, your position as the President of the Company and from all directorships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company Group), except that you shall continue to serve as an non-executive member of the Board until the Separation Date. After the Transition Date, you will not represent yourself as being an employee, director, officer, agent, or representative of any member of the Company Group, other than as a non-employee director of the Company until the Separation Date. During the period between the Offer Date and the Transition Date (the “Transition Period”), you will remain on the Company’s active payroll, be paid your current salary in accordance with the Company’s regular payroll practices, and continue to participate in all employee benefit plans and other programs or arrangements sponsored by or through the Company and any other member of the Company Group in which you are eligible to participate (the “Benefit Plans”). During the Transition Period, you will (i) continue to serve as the Company’s President and as a member of the Board and have such duties and responsibilities typically associated with such positions, (ii) devote your full business time, attention, skill and reasonable efforts to the performance of your duties in a manner consistent with past practices, (iii) not engage in any other business activities or occupations that materially affect the performance of your duties, and (iv) not engage in any conduct that would give rise to Cause (as defined in your Employment Agreement). You agree that within five (5) business days following the Transition Date, you will update your accounts or profiles on any social media platform (including, but not limited to, Facebook, X (f/k/a Twitter), and LinkedIn) to reflect that you are no longer actively employed by the Company.

(b)           Board Service Period. Commencing on the date immediately following the Transition Date and ending on the Separation Date (the “Board Service Period”), you will continue to serve as a non-employee director on the Board. During the Board Service Period, you will perform your duties as a member of the Board in good faith and will continue to observe and comply with all lawful rules, regulations, policies, and procedures as established by the Company Group for its non-employee directors from time to time. You will not be eligible to continue participating in the Company’s group health plans during the Board Service Period as an active employee, though you are expected to be eligible for COBRA continuation coverage. By signing below, you hereby tender your resignation from your position as a member of the Board, effective as of the Separation Date and your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignation. During the Board Service Period, you will not be entitled to any fees (whether payable in cash, securities, or other property) or other compensation (including, without limitation, vesting of equity awards) in respect of your service as a non-executive director or service on any committee of the Board.

(c)           Accrued Benefits. The Transition Date shall be the termination date of your employment for purposes of participation in and coverage under all Benefit Plans, except as otherwise provided herein. You will be paid for (i) all of your earned but unpaid salary through the Transition Date on or prior to the Company’s next regularly scheduled payroll date on or following the Transition Date, or earlier to the extent otherwise required by applicable law, (ii) your accrued but unused vacation as of the Transition Date to the extent required by the Company’s policies, and (iii) any business expenses incurred prior to the Transition Date and properly submitted in accordance with the Company’s policies and procedures within ten (10) days following the Separation Date.

(d)           Separation Benefits. In consideration of your release and waiver of claims set forth in paragraph 3 below and in the reaffirmation of this Agreement in the form attached hereto as Exhibit A (the “Reaffirmation”), and subject to your execution, delivery and non-revocation of this Agreement and continued compliance with this Agreement, including but not limited to paragraphs  2(a), 2(b), 10, and 11 hereof, you will be entitled to the following separation benefits (the “Consideration”):

(i)           payment of an amount equal to $2,500,000 (representing the sum of (x) twenty-four (24)-months of your base salary at the rate currently in effect ($625,000 per year) plus (y) an amount equal to two (2) times your current annual target cash bonus opportunity (which is 100% of your base salary)), payable in substantially equal installments over the twenty-four (24)-month period immediately following the Transition Date (the “Severance Period”), in accordance with the Company’s regular payroll practices;

(ii)           notwithstanding anything in the Plan or any of your outstanding equity award agreements to the contrary, you will be deemed to have experienced a Termination (as defined in the Plan) by the Company without Cause (as defined in the Plan) as of the Transition Date for all purposes under the Plan and any then-outstanding equity awards, without regard to your change in status from employee to non-employee director during the Board Service Period (as defined below);

(iii)           payment of a prorated target annual cash bonus in respect of the 2024 fiscal year that is based on the level of achievement of performance goals previously established by the Compensation Committee for the Company’s 2024 fiscal year (the “2024 Goals”), which shall be in an amount equal to the product of (x) $416,667 (which, for the avoidance of doubt, is two-thirds of your annual target cash bonus opportunity), and (y) the payout percentage reasonably determined by the Compensation Committee with respect to the achievement of the 2024 Goals (which percentage shall be the same payout percentage as is generally applied in the determination of 2024 annual bonuses for the Company’s other senior executives with respect to non-individual-based 2024 Goals), with such amount to be payable at such time annual bonuses are generally paid to other senior executives of the Company, but in no event later than March 15, 2025; and

(iv)           subject to your timely election of COBRA continuation coverage after the Transition Date and payment of your premiums associated with such COBRA continuation coverage, payment of a subsidy by the Company on your behalf to the Company Group’s health plans (the “COBRA Subsidy”), during the Board Service Period, so that, after giving effect to the COBRA Subsidy, you shall receive COBRA continuation coverage at the same rate that active, eligible employees pay for such coverage during the Board Service Period; subject to the same coverage limits, deductibles, co-insurance provisions, and other terms and conditions applicable to you as of the Transition Date, with your contribution to such plan to be paid by you in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of the Company Group.

(e)           Deferral of Payments. Notwithstanding the foregoing, in the event that any amount would otherwise have been payable as a result of subparagraph 2(d) above prior to the Effective Date, such amount shall not be paid until the first regular payroll date following the Effective Date.

(f)           Full Discharge. You acknowledge and agree that the payments and other benefits provided pursuant to this paragraph 2 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under the Employment Agreement, any other alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any severance or similar plan or policy), subject to the terms and conditions of such plan(s)).

(g)           Taxes. Amounts provided hereunder, including without limitation the Consideration, are subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

3.             Release and Waiver of Claims.

(a)           As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)           For and in consideration of the payments and benefits described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, as of the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, members, stockholders (including any management company of a stockholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or any member of the Company Group, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, and the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension benefit plan of the Company Parties), each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. You intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which you also hereby expressly waive.

(c)           You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to fully and forever release, remise and discharge all claims which you had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Agreement, you expressly waive and release any provision of law that purports to limit the scope of a general release.

(d)           You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.

(e)           Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing any claims relating to: (i) your rights with respect to payment of amounts under this Agreement, (ii) your right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your right to elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985), (iii) any claims that cannot be waived by law or that arise after the date on which you execute this Agreement; (iv) your right to indemnification, advancement and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws or otherwise; (v) any rights or claims under the ADEA that may arise after the date that you execute this Agreement; (vi) your rights as a stockholder of the Company; or (vii) any rights or claims arising out of facts, events, or matters occurring after the date that you execute this Agreement.

(f)           You acknowledge and agree that, by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 3. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

(g)           You acknowledge and agree that as of the date of this Agreement, you have reported all accidents, injuries or illnesses relating to or arising from your employment with the Company or the Company Group and that you have not suffered any on-the-job injury or illness for which you have not yet filed a claim.

(h)           As of the date this Agreement is executed by the Company, the Company hereby represents and warrants that no member of Board nor any member of the Company’s management team (including each of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and other executive officers) is aware of any claims that the Company Group has against you or any facts or circumstances that could reasonably be expected to give rise to any such claims.

4.             Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a)           are able to read the language, and understand the meaning and effect, of this Agreement;

(b)           have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)           are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

(d)           acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;

(e)           had or could have the entire Review Period in which to review and consider this Agreement and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(f)           understand that, by entering into this Agreement, you do not waive rights or claims under the ADEA that may arise after the date you execute this Agreement;

(g)           have not relied upon any representation or statement not set forth in this Agreement made by the Company Group or any of its representatives;

(h)           were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(i)           have signed this Agreement knowingly and voluntarily.

5.             No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit. This paragraph 5 shall not apply, however, to any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or similar state agency; provided, however, that if the EEOC or similar state agency pursues any claims relating to your employment with the Company or any member of the Company Group, you agree that you shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Agreement and the Consideration will control as the exclusive remedy and full settlement of all such claims by you.

6.             Reaffirmation of Separation Agreement. You agree to execute the Reaffirmation after the Separation Date and to deliver the executed Reaffirmation to the Company Representative on or after the Separation Date. If you do not timely execute and deliver the Reaffirmation or you revoke the Reaffirmation, the Company has the right to cease making payments of the Consideration and you shall be required to disgorge any Consideration previously paid to you and/or forfeit or disgorge to the Company any equity awards that would not have vested had your resignation not been treated as a Termination by the Company without Cause and any amounts received by you in connection with the sale or disposition of such awards or the shares received pursuant to such equity awards. You agree that all Company covenants that relate to its obligations beyond the Separation Date are contingent on your execution, delivery and non-revocation of the Reaffirmation.

7.             No Re-Employment. You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group. You affirmatively agree not to seek further employment with the Company or any other member of the Company Group. You acknowledge that if you re-apply for or seek employment with the Company or any other member of the Company Group, the Company’s or any other member of the Company Group’s refusal to hire you based on this provision will provide a complete defense to any claims arising from your attempt to apply for employment. Notwithstanding the foregoing, you will not be in violation of this paragraph by seeking employment with an entity that is acquired by a member of the Company Group subsequent to the date on which you sought employment.

8.             Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

9.             Severability; Third-Party Beneficiaries. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. You acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in paragraph 3 above, with full rights to enforce this Agreement and the matters documented herein.

10.           Cooperation.

(a)           You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to reimburse you for reasonable out-of-pocket expenses and your reasonable attorney’s fees incurred at the request of the Company with respect to your compliance with this paragraph 10(a).

(b)           You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt written notice of such request to the Company Representative, in writing, as specified above (or his successor or designee) and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. The Company agrees to reimburse you for reasonable out-of-pocket expenses and your reasonable attorney’s fees incurred at the request of the Company with respect to your compliance with this paragraph 10(b).

11.           Affirmation of Continuing Obligations. You hereby acknowledge and agree that the execution of this Agreement does not alter your obligations to any member of the Company Group under any confidentiality, non-compete, non-solicit, non-disparagement, invention assignment, or similar agreement or arrangement to which you are a party with any member of the Company Group (including, without limitation, the obligations set forth in your Restrictive Covenant Agreement, dated as of March 20, 2019) (the “Restrictive Covenants”), which obligations are hereby incorporated into this Agreement and shall survive the termination of your employment with the Company, and you hereby acknowledge, reaffirm and ratify your continuing obligations to the Company Group pursuant to such agreements or arrangements. You further hereby acknowledge that your continued compliance with these obligations is a condition of your receiving the Consideration described in paragraph 2 above and upon any breach of the Restrictive Covenants, the Company shall be entitled to an immediate refund of any Consideration already received by you. Notwithstanding the foregoing, the Company agrees that you will not be in violation of Section 6(b) of the Restrictive Covenant Agreement in the event that you hire an individual whose employment with the Company Group terminated (and who is not providing services as a consultant to any member of the Company Group) immediately prior to such hiring provided that you have not otherwise breached the covenants set forth in Section 6(b) in respect of such individual (including, without limitation, the covenant not to encourage, solicit or induce such individual to terminate such individual’s employment with the Company Group).

12.           Return of Property. You agree that you will promptly return to the Company, and you will retain no copies of, all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, Blackberry, iPhone or other mobile device, keys, credit card, identification card or badge, access card, employee handbook, laptop, computer or other office equipment, computer user name and password, disks, data files, thumb drives, and/or voicemail code. If you discover after the Separation Date that you have retained any proprietary and/or confidential information (including, without limitation, proprietary and/or confidential information contained in any electronic documents or email systems in your possession or control), you agree immediately upon discovery to send an email to the Company Representative to inform the Company of the nature and location of the proprietary and/or confidential information that you have retained so that the Company may arrange to remove, recover, and/or collect such information. Nothing in this paragraph 12 shall prevent you from retaining: (i) compensation-related information and copies of benefit plans and programs in which you retain an interest and such other records and documents reasonably necessary for tax-preparation purposes or as may be expressly approved by the Company; (ii) personal office furnishings; and (iii) your contacts, calendars and personal diaries.

13.           Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group. Accordingly, this Agreement may not be admissible in any forum as an admission, but only in an action to enforce it.

14.           Entire Agreement. This Agreement and the Restrictive Covenants constitute the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement and the Restrictive Covenants supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and the Restrictive Covenants.

15.           Governing Law; Jurisdiction; Arbitration. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE state of new york, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT state, WITHOUT REGARD TO CONFLICT OF LAWS RULES. BY EXECUTION OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE state AND FEDERAL COURTS LOCATED IN THE state of new york AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT. ALL DISPUTES ARISING UNDER OR CONCERNING THIS AGREEMENT, AS WELL AS ALL CLAIMS ARISING OUT OF YOUR EMPLOYMENT OR TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR PAYMENT OF WAGES, DISCRIMINATION, RETALIATION, AND ALL OTHER CLAIMS BASED ON ANY STATE, FEDERAL OR COMMON LAW WILL BE RESOLVED THROUGH BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS, UNDER ITS THEN-APPLICABLE RULES FOR EMPLOYMENT DISPUTES. IF JAMS CANNOT SERVE AS THE ARBITRATION ADMINISTRATOR, THEN THE ARBITRATION WILL BE THROUGH THE AMERICAN ARBITRATION ASSOCIATION, UNDER ITS THEN-APPLICABLE RULES FOR EMPLOYMENT DISPUTES. THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION WILL BE manhattan, new york. THE NON-PREVAILING PARTY WILL PAY THE REASONABLE ATTORNEYS’ FEES AND COSTS OF THE PREVAILING PARTY. THE ARBITRATOR SHALL HAVE AUTHORITY TO ISSUE EQUITABLE AND LEGAL RELIEF, INCLUDING WITHOUT LIMITATION INJUNCTIVE RELIEF AND MONETARY DAMAGES. ALL ARBITRATION PROCEEDINGS SHALL BE CONFIDENTIAL.

16.           Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, any other agreement, or your employment with the Company, the parties agree first to notify each other of such dispute and engage in prompt and serious good faith discussions to resolve the dispute. If such discussions fail to resolve the dispute within 30 days, the parties shall try to resolve the dispute through mediation using the services of JAMS. If such mediation fails to resolve the dispute, the parties shall submit the dispute to arbitration using procedure described in paragraph 15 above.

17.           Construction. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed in a reasonable manner to effect the intentions of both parties hereto and not in favor or against either party.

18.           Section 409A. Payments under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted to achieve this result. For purposes of this Agreement, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event is the Company responsible for any tax or penalty owed by you (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A) with respect to payments under this Agreement.

19.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and electronically delivered copies of executed counterparts shall be deemed to be originals for all purposes.

*        *         *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

ADAPTHEALTH CORP.

By:	/s/ Suzanne Foster
Name:	Suzanne Foster
Title:	Chief Executive Officer

JOSHUA PARNES

/s/ Joshua Parnes
JOSHUA PARNES

Dated: July 2, 2024

[Signature Page to J. Parnes Transition, Separation and Release Agreement]

Exhibit A

REAFFIRMATION OF SEPARATION AGREEMENT

By signing this Reaffirmation of Separation Agreement (this “Reaffirmation”), I confirm and reaffirm my understanding and agreement to the commitments set forth in my Transition, Separation and Release Agreement (the “Separation Agreement”), dated July 2, 2024 with AdaptHealth Corp. (the “Company”) as of the Separation Date (as defined in the Separation Agreement) or the date that I sign this Reaffirmation if such date is later (the “Reaffirmation Effective Date”), and my agreement that I have received and will continue to receive consideration in exchange for the commitments set forth in the Separation Agreement. By signing and dating in the space provided below, I confirm my acceptance of the continued payment of the severance package offered to me by the Company.

I hereby ratify and reaffirm the commitments set forth in the Separation Agreement as of the Separation Date or the date I sign this reaffirmation if such date is later, and acknowledge and agree that the release and waiver of claims set forth in paragraph 3 of the Separation Agreement will hereinafter apply with respect to any “claims” (as defined therein) that arise through the Reaffirmation Effective Date.

JOSHUA PARNES

Dated: January __, 2025

Please sign and date the above on or within 21 days after the Separation Date, and return one signed Reaffirmation to the Company Representative (as defined in the Separation Agreement). After this signed document is received by the Company, the Company will continue to pay the Consideration (as defined in the Separation Agreement) in accordance with the terms of the Separation Agreement.

[Signature Page to J. Parnes Reaffirmation of Separation Agreement]